AMERIPRIME FUNDS AMENDMENT NO. 15

                       AGREEMENT AND DECLARATION OF TRUST


1. Pursuant to Section 4.1 of the Agreement and Declaration of Trust of AmeriPrime Funds and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby

               a) establish two new classes of shares of the Jumper Strategic Reserve Fund (the "Fund") and designate such classes "Institutional Class" and "Investor Class"; and

               b) redesignate and reclassify the issued and outstanding shares of the Fund as Institutional Class shares.

               c) establish two new series of shares of the Trust and designate such series "The Cash Fund" and the "Columbia Partners Equity Fund."

2. The relative rights and preferences of each series shall be those rights and preferences set for the in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

3. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                            /s/
                                            Steve L. Cobb

                                            /s/
                                           Gary E. Hippenstiel

                                           /s/
                                           Kenneth D. Trumpfheller

Date:    February 2, 1999